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                     December 12, 2022

       Donald Klein
       Chief Financial Officer
       Spruce Power Holding Corporation
       47000 Liberty Drive
       Wixom, MI 48393

                                                        Re: Spruce Power
Holding Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 10-Q for the
Quarter Ended September 30, 2022
                                                            Form 8-K furnished
November 9, 2022
                                                            File No. 001-38971

       Dear Donald Klein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing